FOR IMMEDIATE RELEASE
CONTACTS:
Donald C. Weinberger CepTor Corporation (410) 527-9998 Fax (410) 527-9867 dfallon@ceptorcorp.com	Donald W. Fallon, CFO Alisa D. Steinberg (Media) Wolfe Axelrod Weinberger Assoc. LLC (212) 370-4500 Fax (212) 370-4505 don@wolfeaxelrod.com alisa@wolfeaxelrod.com

CEPTOR SUBMITS IND COMPLETE RESPONSE TO FDA

— Seeks Approval to Initiate Clinical Trial of Myodur for Muscular Dystrophy —

HUNT VALLEY, MD — September 11, 2006 — CepTor Corporation (OTC BB: CEPO), a biopharmaceutical company focusing on cell-targeted therapeutic products for neuromuscular and neurodegenerative diseases, today announced that it submitted an Investigational New Drug (IND) Complete Response on August 29 to the Food and Drug Administration (FDA) in order to gain approval to move Myodur into human trials for boys suffering from Duchenne muscular dystrophy. The Company initially submitted the IND last January 12th but was informed by the FDA on February 7th that it had been put on hold pending the satisfactory response to agency questions. Those questions were received by the Company from the FDA on March 17th and the Complete Response was submitted August 29th. According to the PDUFA legislation, CepTor expects to know if it has clearance to move Myodur into the clinic by September 30th.

About CepTor Corporation

CepTor Corporation is a development-stage biopharmaceutical company engaged in the discovery, development, and commercialization of proprietary, cell-targeted therapeutic products for the treatment of neuromuscular and neurodegenerative diseases with a focus on orphan diseases. CepTor’s primary efforts are currently focused on moving its lead product, Myodur, into clinical trials for Duchenne muscular dystrophy. The Company’s broad platform technology also includes the development of products for multiple sclerosis (MS), chronic inflammatory demyelinating polyneuropathy (CIDP) and amyotrophic lateral sclerosis (ALS). More information about CepTor can be found at www.ceptorcorp.com.

The press release contains forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involves a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other government regulation on our ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third party reimbursement. The Company disclaims any obligation to update any forward-looking statement as a result of developments occurring after the date of this press release.

###